UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: January 10, 2008

(Date of earliest event reported)

Enterprise Acquisition Corp.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33736	33-1171386
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6800 Broken Sound Parkway Boca Raton, FL	33487
(Address of Principal Executive Offices)	(Zip Code)

(561) 988-1700

(Registrant’s telephone number, including area code)

Not applicable

(Former name of former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2b))
[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 -- DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On January 10, 2008, Enterprise Acquisition Corp. (the "Company") announced that it has appointed Ezra Shashoua as its Chief Financial Officer, effective as of January 10, 2008.

Mr. Shashoua, 52, served as Executive Vice President and Chief Financial Officer of Cruzan International, Inc., a Florida-based publicly-held spirits company which owned the Cruzan Rum brand and various manufacturing plants, from 2003 to 2007. Prior to his employment at Cruzan, he served as Executive Vice President and Chief Financial Officer of NationsRent, Inc., a publicly-held equipment rental company, from 2001 to 2003.

The Company has not entered into an employment agreement with Mr. Shashoua at this time in connection with his appointment as Chief Financial Officer. However, in connection with his appointment, Mr. Shashoua entered into a Stock Purchase Agreement, dated January 10, 2008 (the "Stock Purchase Agreement"). Pursuant to the Stock Purchase Agreement, Mr. Shashoua purchased 25,000 shares of the Company's common stock (the "Insider Shares") from Staton Bell Blank Check LLC in a private placement transaction. In addition, Mr. Shashoua entered into an Insider Letter Agreement, dated January 10, 2008 (the "Insider Letter"), to the representatives of the underwriters of the Company's initial public offering. Pursuant to the Insider Letter, attached hereto as Exhibit 10.1, Mr. Shashoua has agreed to place the Insider Shares in escrow until the Company completes a business combination with an operating company, and to serve as Chief Financial Officer of the Company until the consummation of such business combination or the Company's liquidation.

There are no family relationships between Mr. Shashoua and any of the Company’s other directors or executive officers.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

d) Exhibits

Exhibit No.	Description

10.1	Insider Letter

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 15, 2008	ENTERPRISE ACQUISITION CORP.

/s/ Daniel C. Staton
Daniel C. Staton
President, Chief Executive Officer and Director